Exhibit 99.1

PACIFIC HEALTH CARE ORGANIZATION BEGINS WHAT MAY BE A FIRST-OF-ITS-KIND STRATEGIC ACQUISITION SEARCH AIMED AT REVOLUTIONIZING THE WORKERS’ COMPENSATION INDUSTRY

California worker’s compensation cost-containment company seeks to acquire insurance company

NEWPORT BEACH, CALIF. (September 24, 2018) (GLOBE NEWSWIRE) — Pacific Health Care Organization, Inc., (the “Company”) (OTCQB:PFHO) — a specialty workers' compensation managed care company — today announced the commencement of a strategic acquisition search for an insurance company to add to its suite of comprehensive workers’ compensation solutions. The proposed acquisition aims to help Pacific Health Care Organization (PHCO) advance its mission to transform the workers' compensation industry.

"We are extremely motivated to move forward with our acquisition search," says Tom Kubota, PHCO's board chairman and CEO. "Workers’ compensation costs continue to increase due to rising medical costs, inflation, fraud and other factors. In the state of California, billions of dollars are spent annually to cover medical and indemnity costs associated with workers’ compensation. With a broad perspective of the entire industry and a collective commitment to become renowned as one of the leaders in the California workers' comp industry, we are positioned as few are to take on what we believe will be a game-changing endeavor."

Through its wholly-owned MEDEX subsidiaries, Pacific Health Care Organization currently manages and administers Health Care Organizations (HCOs) and Medical Provider Networks (MPNs); implements and administers worker’s compensation carve-outs, utilization review (URAC accredited) and medical bill review; and provides nurse case management and lien representation services. Via its two HCO licenses, PHCO offers employers and injured workers a fully managed care program through directly contracted providers who have demonstrated the ability to treat work-related injuries and to write ratable and defensible medical reports. PHCO’s complete portfolio of services is designed to work in concert to reduce workers’ compensation-related medical claim expenses by ensuring employees receive timely access to high-quality care that enables them to recover and return to work without undue delay.

With this distinctive acquisition strategy in the state of California, PHCO will be well positioned to offer existing clients more comprehensive services, including better coverage, retaining additional highly experienced consultants and safety and wellness education and programs to name a few, and injured workers receiving timely and quality-driven medical care. In a recent study conducted by Bickmore —a well-respected independent risk management and actuarial consulting firm — workers' compensation experiences were compared prior to and under the MEDEX HCO program. Overall, the third-party data indicated a positive trend towards better patient outcomes and lower costs per claim.

"We have demonstrated proven success in increasing margins and strengthening balance sheets," Kubota adds. "Our plans for a strategic acquisition of an insurance company will help us realize our vision to shape an entirely new workers' compensation industry—from insurance coverage and offerings to safety and wellness programs and beyond."

To learn more, visit: www.pacifichealthcareorganization.com.

ABOUT PACIFIC HEALTH CARE ORGANIZATION: Pacific Health Care Organization, Inc. (PHCO) specializes in workers’ compensation cost containment. It provides a broad spectrum of workers’ compensation solutions to employers including managing and administering Health Care Organizations (HCOs) and Medical Provider Networks (MPNs); implementing and administering worker’s compensation carve-outs; offering URAC-accredited utilization review and medical bill review services; providing telephonic and field nurse case management, and Medicare set-aside and lien representation services. For more information, visit: www.pacifichealthcareorganization.com.

“Safe Harbor” Statement: Statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. Forward-looking statements are based on management’s current judgment, expectations, estimates, projections and assumptions about future events. While management believes these assumptions are reasonable, such statements are not guarantees of future results and involve certain risks and uncertainties which are difficult to predict. Therefore, actual results and trends may differ materially from what is forecast in any forward-looking statement due to a variety of factors. Additional information regarding these factors, is contained in the Company’s filings with the Commission, including without limitation, its annual report on Form 10-K and its quarterly reports on Form 10-Q. All forward-looking statements speak only as of the date they were made. The Company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release. To view the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2018, filed with the Commission on August 20, 2018 and the Company’s annual, quarterly and current reports and other information the Company files with the U.S. Securities and Exchange Commission go to: http://www.sec.gov. You may also view our annual report on Form 10-K and quarterly reports on Form 10-Q on our website at http://www.pacifichealthcareorganization.com. Pacific Health Care Organization, Inc. 1201 Dove Street, Suite 300 Newport Beach, California 92660 (949) 236-8925.

MEDIA CONTACT: Leslie Licano, Beyond Fifteen Communications, Inc.

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